AMENDMENT NO. 2 TO ADMINISTRATION AGREEMENT


         As of April 1, 1994, THE BOSTON COMPANY ADVISORS, INC., a Massachusetts corporation ("Boston Advisors") and ENDEAVOR INVESTMENT ADVISERS, a California general partnership (the "Company"), hereby amend the Administration Agreement dated March 28, 1991 (the "Agreement") as follows:


         In consideration for the services which Boston Advisors shall perform for the Company and the Company's Money Market Portfolio, Managed Asset Allocation Portfolio, Global Growth Portfolio, Quest for Value Equity Portfolio, Quest for Value Small Cap Portfolio and U.S. Government Securities Portfolio (collectively, the "Portfolios"), pursuant to the Agreement, the Company hereby agrees to pay Boston Advisors an aggregate monthly fee, under the foregoing Agreement at the annual rate of:

         .15% of 1% of the average daily net assets of the Portfolios, subject to an annual minimum fee of $40,000 per Portfolio.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                    THE BOSTON COMPANY ADVISORS, INC.

                                    By:  /s/ George A. Rio

                                    Title:  Senior Vice President



                                    ENDEAVOR INVESTMENT ADVISERS

                                    By: /s/ James A. Shepherdson, III

                                    Title:  Vice Chairman




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